UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
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Yext, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 26, 2018
Fellow Stockholders:
We are pleased to invite you to attend the 2018 Annual Meeting of Stockholders of Yext, Inc. (the "Annual Meeting") to be held on June 12, 2018 at 10:00 a.m. Eastern Time, at The New York Edition at 5 Madison Avenue, New York, New York 10010. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet or by telephone or, if you requested printed copies of the proxy materials, by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
We are also pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. On or around April 26, 2018, we will mail our stockholders a notice containing instructions on how to access our proxy materials and Annual Report for the fiscal year ended January 31, 2018 (the "Annual Report"). The notice also provides instructions on how to vote online, by phone or by mail, and includes instructions on how you can receive a paper copy of proxy materials by mail.
At this year’s Annual Meeting, the agenda includes the following proposals:

Proposal	Board Recommendation

Election of Howard Lerman, Brian Distelburger and Julie Richardson as Class I directors	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR

Thank you for your ongoing support of and continued interest in Yext.
Sincerely,
Howard Lerman
Chief Executive Officer

YEXT, INC.
1 Madison Avenue, 5th Floor
New York, New York 10010
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 12, 2018

Time and Date	10:00 a.m. Eastern Time on June 12, 2018
Place	The New York Edition at 5 Madison Avenue, New York, New York 10010
Items of Business
1. To elect Howard Lerman, Brian Distelburger and Julie Richardson as Class I directors to hold office until our Annual Meeting of Stockholders in 2021 and until their respective successors have been elected or appointed;
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019; and
3. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on April 19, 2018.
Proxy Materials and Annual Report
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials and our Annual Report to stockholders on the Internet. On or around April 26, 2018, we will mail stockholders entitled to vote at the Annual Meeting a notice containing instructions on how to access these proxy materials and our Annual Report. The proxy materials and our Annual Report may also be accessed directly via the Internet at www.proxyvote.com using the control number located on your notice or proxy card.

Voting

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote over the Internet or by telephone. In addition, if you requested printed copies of the proxy materials, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,
Ho Shin
General Counsel & Corporate Secretary

YEXT, INC.
1 Madison Avenue, 5th Floor
NEW YORK, NEW YORK 10010
PROXY STATEMENT QUESTIONS AND ANSWERS

The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.
Why am I receiving these proxy materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on April 19, 2018 (the “Record Date”). The Board of Directors of Yext, Inc., a Delaware corporation (“Yext,” the “Company,” “we,” “us,” or “our”), has made these proxy materials and the Annual Report for the fiscal year ended January 31, 2018 (the "Annual Report") available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) which will take place on June 12, 2018 at 10:00 a.m. Eastern Time, at The New York Edition at 5 Madison Avenue, New York, New York 10010.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials and Annual Report over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our stockholders as of the Record Date. The Notice includes instructions on how to access our proxy materials and Annual Report over the Internet and how to request a printed copy of these materials. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials and our Annual Report, please follow the instructions included in the Notice.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals to:

•
elect Howard Lerman, Brian Distelburger and Julie Richardson as Class I directors to hold office until our Annual Meeting of Stockholders in 2021 and until their respective successors have been elected or appointed;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019; and

•	transact any other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends that you vote:

•	FOR the election of Howard Lerman, Brian Distelburger and Julie Richardson as Class I directors; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.
What do I need to bring to attend and vote at the Annual Meeting?
If you plan to attend the Annual Meeting, you must be a holder of Company shares as of the Record Date. On the day of the meeting, each stockholder must bring the Notice or their proxy card, which will serve as an attendance ticket, or other proof of ownership of our common stock to enter the Annual Meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting.

All stockholders also must present a form of government-issued photo identification, such as a driver’s license or passport, in order to be admitted to the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of Yext common stock at the close of business on the Record Date are entitled to receive the Notice and to one vote for each share of common stock at the Annual Meeting. As of the Record Date, there were 96,167,744 shares of common stock outstanding and entitled to vote at the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with Yext’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you by the Company.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice and, upon your request, the proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting.
How can I vote my shares?
The instructions for accessing proxy materials and voting can be found in the Notice that you received either by mail or e-mail. In order to access proxy materials and vote, you will need the control number provided on the Notice. There are four ways a stockholder of record can vote:
(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice or if you requested printed copies of proxy materials, the instructions provided in the proxy card.
(2) By Telephone: You can vote by telephone by following the instructions in the Notice or if you requested printed copies of proxy materials, the instructions provided in the proxy card.
(3) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.
(4) In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person. You may also be represented by another person at the Annual Meeting by executing a legal proxy designating that person.
In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 11, 2018. If you vote by telephone or Internet, you do not need to return your proxy card or voting instruction card.
If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may receive a Notice or a voting instruction card from your broker, bank or other nominee. If you receive a voting instruction card from your broker, bank or other nominee, you must follow these voting instructions in order to instruct your broker, bank or other nominee on how to vote your shares.  The availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
All shares that have been properly voted and not revoked will be cast as votes at the Annual Meeting.
What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?
You may still attend the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

What can I do if I change my mind after I vote my shares?
If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

•	written notice of revocation to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.
If you are a beneficial owner of shares, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.
What shares can I vote?
You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.
Is there a list of stockholders entitled to vote at the Annual Meeting?
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting and can be examined by any stockholder for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m. Eastern, at our principal executive offices at 1 Madison Avenue, 5th Floor, New York, New York 10010, by contacting the Corporate Secretary of the Company.
How are votes counted? How will abstentions and broker non-votes be treated at the Annual Meeting?
Each holder of common stock is entitled to one vote per share of common stock on each matter properly brought before the Annual Meeting.
Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum, but will not be considered votes properly cast at the Annual Meeting and therefore will have no effect on the voting results. Generally, a “broker non-vote” occurs on a matter when a broker is not permitted to vote on the matter without voting instructions from the beneficial owner and voting instructions are not given. Under the rules of the New York Stock Exchange, without voting instructions from the beneficial owners, brokers will have discretion to vote on proposal 2 but not on proposal 1. Therefore, in order for your voice to be heard, it is important that you vote. We strongly encourage you to vote — every vote is important.
How many shares are required to approve the proposals being voted upon at the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Assuming there is a proper quorum of shares represented at the Annual Meeting, the voting requirements for approval of the proposals at the Annual Meeting are as follows:

Proposal	Vote required	Broker discretionary voting allowed?
Election of Class I directors	Plurality of votes cast	No
Ratification of appointment of independent auditors	Majority of votes cast	Yes
Could other matters be decided at the Annual Meeting?
At the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, senior executives or employees, acting without special compensation, may also solicit proxies. Proxies may be solicited by personal interview, mail, electronic transmission, facsimile transmission or telephone. We are required to send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.
Who will count the vote?
Yext has designated a representative of Broadridge Corporate Issuer Solutions, Inc. as the Inspector of Election who will tabulate the votes.
How may I obtain Yext’s Form 10-K and other financial information?
Stockholders can access our annual report on Form 10-K for the fiscal year ended January 31, 2018, which contains financial information about the Company, on the Investor Relations section of the Company’s website at investors.yext.com or on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, current and prospective investors may request a free copy of our Annual Report from:
Yext, Inc.
1 Madison Avenue, 5th Floor
New York, New York 10010
Attn: Corporate Secretary
We also will furnish any exhibit to the Annual Report if specifically requested upon payment of charges that approximate our cost of reproduction. The website addresses in this proxy statement are included for reference only. The information contained on these websites is not incorporated by reference into this proxy statement.

DIRECTORS AND CORPORATE GOVERNANCE
Board Composition
Our Board of Directors currently consists of eight members. Our directors are divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our Board of Directors.

The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors), as of January 31, 2018 are set forth below.

Name	Position(s)	Age
Nominees:
Howard Lerman	Chief Executive Officer, Class I Director	38
Brian Distelburger	President, Class I Director	39
Julie Richardson(3)	Class I Director	54
Continuing Directors:
Michael Walrath(1)(2)	Chairman and Class II Director	42
Phillip Fernandez(1)(3)	Class II Director	57
Jesse Lipson(1)	Class III Director	40
Andrew Sheehan(2)(3)	Class III Director	60
Tamar Yehoshua	Class III Director	53

(1)	Member of the compensation committee.

(2)	Member of the nominating and governance committee.

(3)	Member of the audit committee.

Nominees for Election to a Three-Year Term Ending at the 2021 Annual Meeting
Howard Lerman is our Co‑Founder and Chief Executive Officer and has also served as a member of our Board of Directors since our inception in 2006. Prior to co‑founding Yext, Mr. Lerman founded and served as a senior manager of several privately held software companies. Since 2014, Mr. Lerman has also served as Co‑Founder and Chairman of Confide, a privately held electronic messaging service. Mr. Lerman is a graduate of Thomas Jefferson High School for Science and Technology and holds a B.A. in History from Duke University. Our Board of Directors believes that Mr. Lerman’s knowledge of our Company as a Co‑Founder and as a thought leader in the digital knowledge industry allows him to make valuable contributions to the Board of Directors.
Brian Distelburger is our Co‑Founder and President and has also served as a member of our Board of Directors since our inception in 2006. Prior to co‑founding Yext, Mr. Distelburger founded and served as a senior manager of a privately held software company. From September 2012 until its sale in April 2016, Mr. Distelburger also served as chairman of the board of directors of Food Genius, Inc., a privately held food service data provider. Mr. Distelburger also serves on the Cornell Entrepreneurship Advisory Council. Mr. Distelburger holds a Bachelor’s degree from Cornell University. Our Board of Directors believes that Mr. Distelburger’s knowledge of our Company as a Co‑Founder and as a thought leader in the digital knowledge industry allows him to make valuable contributions to the Board of Directors.
Julie Richardson has served as a director since May 2015. From November 2012 to October 2014, Ms. Richardson was a Senior Adviser to Providence Equity Partners LLC, a global asset management firm. From April 2003 to November 2012, Ms. Richardson was a Partner and managing director at Providence Equity, a private equity investment fund, and oversaw its

New York office. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan’s Telecom, Media and Technology Group, and was previously a managing director in Merrill Lynch & Co.’s investment banking group. Ms. Richardson has served on the board of directors of The Hartford Financial Group, a publicly held insurance and financial services company, since January 2014, VEREIT, a publicly held real estate investment operating property company, since April 2015, and UBS Group AG, a publicly held financial services company, since May 2017. Ms. Richardson previously served on the boards of directors of Stream Global Services, Inc. from 2009 to 2012 and Arconic from 2016 to 2018. Ms. Richardson holds a B.B.A from the University of Wisconsin‑Madison. Our Board of Directors has determined that Ms. Richardson’s financial skills and investment management and financial services experience make her a qualified member of our Board of Directors.
Directors Continuing in Office
Michael Walrath has served as the Chairman of our Board of Directors since March 2011 and has served as a director since November 2009. Mr. Walrath was the Founder and Chief Executive Officer of Right Media, an online advertising company, from January 2003 until its acquisition by Yahoo! in 2007. Mr. Walrath sits on the boards of directors of a number of private software and media companies. Mr. Walrath holds a B.A. in English from the University of Richmond. Our Board of Directors has determined that Mr. Walrath’s extensive experience as an entrepreneur in the technology and advertising industries, as well as his experience leading and advising high‑growth companies, makes him a qualified member of our Board of Directors.
Phillip Fernandez has served as a director since October 2016. Mr. Fernandez co‑founded Marketo, an engagement marketing company, where he served as President, Chief Executive Officer and chairman of the board of directors from January 2006 until its acquisition by Vista Equity Partners in August 2016. From January 2017 to December 2017, Mr. Fernandez served as a venture partner of Shasta Ventures. Mr. Fernandez has served as a member of the board of directors of PTC, a publicly held computer software company, since February 2016 and was a member of the board of directors of TIBCO Software, a publicly held software company, from June 2014 to December 2014, when it was acquired by Vista Equity Partners. Mr. Fernandez holds a B.A. in History from Stanford University. Our Board of Directors has determined that Mr. Fernandez’s extensive experience as a chief executive officer of a publicly traded marketing technology company makes him a qualified member of our Board of Directors.
Jesse Lipson has served as a director since August 2012. Mr. Lipson has served as the founder and chief executive officer of Real Magic, LLC since October 2017. From January 2016 to March 2017, Mr. Lipson served as Corporate Vice President and General Manager of Cloud Services at Citrix, a publicly held network software company. Prior to that time, Mr. Lipson was Chief Executive Officer of ShareFile, a network software company, from 2005 to 2011, when it was acquired by Citrix. Mr. Lipson held various leadership positions with Citrix between October 2011 and his appointment as Corporate Vice President and General Manager of Cloud Services in January 2016. Mr. Lipson holds a B.A. in Philosophy from Duke University. Our Board of Directors has determined that Mr. Lipson’s extensive experience as an entrepreneur in the technology industry makes him a qualified member of our Board of Directors.
Andrew Sheehan has served as a director since May 2008. Mr. Sheehan has been a managing director at Sutter Hill Ventures, a venture capital firm, since 2007. Mr. Sheehan has also been a managing director of Tippet Venture Partners, L.P., a venture capital firm, since 2014. Mr. Sheehan has served on the board of directors of Quinstreet, a publicly held marketing technology company, since February 2017. Mr. Sheehan also serves on the boards of directors of a number of private companies in the technology industry. Mr. Sheehan holds a B.A. in English from Dartmouth College and a M.B.A. from the University of Pennsylvania Wharton School. Our Board of Directors has determined that Mr. Sheehan’s leadership experience, expertise as a venture capital investor and knowledge regarding the technology industry make him a qualified member of our Board of Directors.
Tamar Yehoshua has served as a director since October 2017. Ms. Yehoshua is a vice president of product management at Google, Inc. Prior to joining Google in 2010, Tamar served as vice president for advertising technology at A9, an Amazon company, from 2005 to 2010, and director of engineering from 2004 to 2005. She previously served in senior engineering leadership roles at Reasoning, Inc., a privately held application service provider specializing in software quality and modernization, from 2002 to 2004, and Noosh, Inc., a privately-held marketing services platform provider, from 1999 to 2002. Ms. Yehoshua also served as a member of the board of directors of RetailMeNot, Inc., an online provider of coupon services formerly listed on the NASDAQ Global Select Market, from December 2015 until its sale in May 2017 to Harland Clarke Holdings Corp. Ms. Yehoshua holds a Bachelor of Arts degree in Mathematics from the University of Pennsylvania and a

Master’s degree in Computer Science from The Hebrew University of Jerusalem. Our Board of Directors has determined that Ms. Yehoshua’s extensive experience developing and managing products in the technology industry make her a qualified member of our Board of Directors.
Director Independence
Our common stock is listed on the New York Stock Exchange, or NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A‑3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board of Directors has determined that Messrs. Fernandez, Lipson, Sheehan and Walrath and Mses. Richardson and Yehoshua do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. Our audit committee, compensation committee and nominating and governance committee are each entirely comprised of independent directors. In making this determination, our Board of Directors considered the current and prior relationships that each non‑employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non‑employee director.
Board Leadership
Our board of directors has adopted corporate governance guidelines that provide that if the Board of Directors does not have an independent chairman, a lead independent director will be appointed by the Board of Directors. The lead independent director will be responsible for calling separate meetings of the independent directors, determining the agenda and serving as chair of meetings of independent directors, reporting to the Chief Executive Officer and Chairman of our Board of Directors regarding feedback from executive sessions, serving as spokesperson for the Company as requested, and performing such other responsibilities as may be designated by a majority of the independent directors from time to time.
Currently, the roles of Chief Executive Officer and Chairman are separate and Mr. Walrath, an independent director, serves as the Chairman of the Board of Directors. Our Board of Directors believes that having an independent director serve as the non-executive Chairman of the Board is the appropriate leadership structure for our Company at this time because it allows our Chief Executive Officer to focus on executing our Company’s business, strategic plan and managing our Company’s operations and performance, while allowing the Chairman of the Board to focus on the effectiveness of the Board of Directors and independent oversight of our senior management team and the Board.
Board Committees and Meetings
Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of the audit, compensation, and nominating and corporate governance committees is a standing committee and operates pursuant to a separate written charter adopted by our Board of Directors that is available on the Investor Relations section of the Company’s website at investors.yext.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website.
The Board met seven times during fiscal year 2018. During fiscal year 2018, each of our directors attended 75% or more of the aggregate of (a) the total number of meetings of the Board held (during the period in which the director served on the Board) and (b) the total number of meetings held by all committees on which the director served (during the period in which the director served on such committees). Pursuant to our Corporate Governance Guidelines, each director is encouraged to attend each annual meeting of stockholders. This Annual Meeting is our first annual meeting.
Audit Committee
Our audit committee consists of Messrs. Fernandez and Sheehan and Ms. Richardson, with Ms. Richardson serving as chairman. We believe that our audit committee members meet the requirements for financial literacy under the current requirements of the Sarbanes‑Oxley Act of 2002, the NYSE listing standards and SEC rules and regulations. In addition, our Board of Directors has determined that Ms. Richardson is an audit committee financial expert within the meaning of SEC regulations. We have made this determination based on information received by our Board of Directors, including questionnaires provided by the members of our audit committee.
In order to be considered to be independent for purposes of Rule 10A‑3(b)(1) under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Each member of our audit committee satisfies the independence requirements under the NYSE listing standards and Rule 10A‑3(b)(1) of the Exchange Act.
Our audit committee’s duties and responsibilities are to, among other things:

•	appoint and oversee an independent registered public accounting firm and approve audit and non‑audit services;

•	evaluate the independence and qualifications of the independent registered public accounting firm at least annually;

•	review our annual audited consolidated financial statements and quarterly consolidated financial statements;

•
review the responsibilities, functions, qualifications and performance of our internal audit function, including our internal audit function’s charter, plans, budget, objectivity and the scope and results of internal audits;

•	approve the hiring, promotion, demotion or termination of the person in charge of our internal audit function;

•	review the results of the internal audit program, including significant issues in internal audit reports and responses by management;

•	review the hiring of employees or former employees of our independent registered public accounting firm;

•	review, approve and monitor related party transactions involving directors or executive officers and review and monitor conflicts of interest situations involving such individuals where appropriate;

•
periodically, meet separately with management, the internal auditors and our independent registered public accounting firm, both with and without management present, in each case to discuss any matters that the audit committee or others believe should be discussed privately;

•
address complaints we receive regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
review and discuss with management and our independent registered public accounting firm, on at least an annual basis, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, as well as reports regarding compliance with applicable laws, regulations and internal compliance programs;

•
discuss with management and our independent registered public accounting firm any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or policies and discuss with our chief financial officer or senior legal officer any legal matters that may have a material impact on the financial statements or our compliance procedures;

•
discuss with management and, as appropriate, our independent registered public accounting firm, the adequacy and effectiveness of our policies and practices regarding information technology risk management and the internal controls related to cybersecurity;

•
oversee management’s process for identifying, monitoring and addressing enterprise risks and evaluate and discuss its assessment of such enterprise risks with management, as well as oversee and monitor management’s plans to address such risks;

•	engage independent legal, accounting and other advisors as it determines necessary or appropriate to carry out its duties;

•
report regularly to the Board of Directors about issues including, but not limited to, any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;

•	review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval; and

•	conduct and present to the Board of Directors an annual self‑performance evaluation of the committee.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Our audit committee held eight meetings during the fiscal year 2018.
Compensation Committee
As of January 31, 2018, our compensation committee consisted of Messrs. Fernandez, Lipson and Walrath, with Mr. Fernandez serving as chairman. On March 15, 2018, the Board of Directors, upon the recommendation of the nominating and corporate governance committee, appointed Ms. Yehoshua, the newest member of the Board, to the compensation committee and changed the composition of the committee. As of such date, the compensation committee was comprised of Messrs. Lipson and Walrath and Ms. Yehoshua, with Mr. Lipson serving as the chairman.  Each member of the compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes‑Oxley Act, the NYSE listing standards and SEC rules and regulations. Additionally, each member of the compensation committee is a “non‑employee director” as defined in Rule 16b‑3 promulgated under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. Our compensation committee’s duties and responsibilities are to, among other things:

•
establish, and periodically review, a general compensation strategy for our Company, and oversee the development and implementation of our compensation plans to ensure that these plans are consistent with this general compensation strategy;

•	administer all of our equity‑based plans and such other plans as shall be designated from time to time by the Board of Directors;

•	review, approve and determine, or make recommendations to our Board of Directors regarding, the compensation of our executive officers;

•
review and recommend to the Board of Directors the form and amount of compensation, including perquisites and other benefits, and any additional compensation to be paid, for service on the Board and Board committees and for service as a chairperson of a Board committee;

•	oversee regulatory compliance with respect to compensation matters affecting us;

•	retain or obtain the advice of compensation consultants, independent legal counsel and other advisers;

•	review and discuss with management the compensation discussion and analysis that we may be required to include in SEC filings from time to time;

•
prepare the compensation committee report on executive compensation that may be required by the SEC from time to time to be included in our annual proxy statements or annual reports on Form 10‑K filed with the SEC;

•	conduct and present to the Board of Directors an annual self‑performance evaluation of the committee; and

•	review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval.
The compensation committee may delegate its authority to subcommittees or the chair of the compensation committee. Although the compensation committee does not currently do so, it may delegate to officers of the Company the authority to make equity grants to employees or consultants of the Company who are not directors of the Company or executive officers of the Company under the Company’s equity plans. The compensation committee has the right, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. The compensation committee periodically engages Compensia, an outside consultant to advise on compensation-related matters.
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Our compensation committee held six meetings during the fiscal year 2018.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Sheehan and Walrath, with Mr. Sheehan serving as chairman. Each member of the nominating and corporate governance committee meets the requirements for independence under, and the functioning of our nominating and corporate governance committee complies with, any applicable requirements of the Sarbanes‑Oxley Act, the NYSE listing standards and SEC rules and regulations. Our nominating and governance committee’s duties and responsibilities are to, among other things:

•
make recommendations to the Board of Directors regarding the size and structure of the board, the composition of the board, the criteria for board membership and the process for filling vacancies on the board;

•
identify individuals qualified to become board members, after taking into consideration, if applicable, the criteria for board membership and recommend to the Board of Directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors;

•	review the duties, composition and charters of the committees of the Board of Directors;

•	review and recommend to the Board of Directors our corporate governance principles and any proposed changes to such principles;

•	conduct and present to the Board of Directors an annual self‑performance evaluation of the committee;

•	oversee the evaluation of the Board of Directors, its committees and management and report such evaluation to the Board of Directors;

•
review and approve our Code of Business Conduct and Ethics, consider questions of possible conflicts of interest of board members and other corporate officers, review actual and potential conflicts of interest of board members and corporate officers, other than related party transactions reviewed by the audit committee, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity; and

•	review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval.
Our nominating and governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. Our nominating and governance committee held four meetings during the fiscal year 2018.
Identifying and Evaluating Director Nominees
Our Board of Directors has delegated to the nominating and governance committee the responsibility of identifying individuals qualified to become board members and recommending to the Board of Directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors. If the nominating and governance committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.
In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the nominating and governance committee will consider the current size and composition of the Board of Directors and the needs of the Board of Directors and its committees. Some of the factors that our nominating and governance committee considers include, without limitation, character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and similar factors.
Nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing Board of Directors, the ability to assist and support management and make significant contributions to the Company’s success, and an understanding of the fiduciary responsibilities that are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the General Counsel or the Legal Department, at 1 Madison Avenue, 5th Floor, New York, New York 10010. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership. In addition, a stockholder must meet the deadlines and other requirements set forth in the Company’s bylaws. The nominating and governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources.
Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. Management is responsible for the day-to-day management of risks the Company faces, while, our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management.  This oversight is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The audit committee primarily oversees management’s process for identifying, monitoring and addressing enterprise risks and the adequacy and effectiveness of the Company’s policies and practices regarding information technology risk management and internal controls related to cybersecurity. The compensation committee considers the risks associated with our compensation policies and practices, with respect to all employees. All committees receive regular reports from officers responsible for oversight of particular risks within the Company. The Board periodically receives reports by each committee chair regarding the committee’s considerations and actions. The Board's allocation of risk oversight responsibility may change from time to time based on the evolving needs of the Company.

Compensation Risk Assessment
The compensation committee periodically reviews the Company’s general compensation strategy and reviews the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on the Company.
Communications with Directors
In cases where stockholders wish to communicate directly with our independent directors, messages can be sent to our General Counsel at Yext, Inc., 1 Madison Avenue, 5 th Floor, New York, New York 10010, Attn: General Counsel. Our General Counsel shall review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member or members of the Board of Directors or, if none is specified, to the Chairman of the Board of Directors.
Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder communication is necessary and shall provide a report to the nominating and corporate governance committee of the Board of Directors on a quarterly basis of any stockholder communications received for which the General Counsel has determined no response is necessary. This procedure does not apply to communications to independent directors from officers or directors of the Company who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act

Code of Business Conduct and Ethics
Our Board of Directors has adopted a Code of Business Conduct and Ethics, which establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal controls over financial reporting, corporate opportunities and confidentiality requirements. Our Code of Business Conduct and Ethics is available on the Investor Relations section of the Company’s website at investors.yext.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by SEC applicable rules and regulations. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, which assists the Board in the exercise of its responsibilities. Our Corporate Governance Guidelines are available on the Investor Relations section of the Company’s website at investors.yext.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is an executive officer or employee of our Company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

EXECUTIVE COMPENSATION
Executive Officers
Information regarding Howard Lerman and Brian Distelburger, each of whom also serves as a director, is set forth above under “Directors and Corporate Governance.”
Steven Cakebread has served as our Chief Financial Officer since October 2014. Prior to joining Yext, Mr. Cakebread served in various senior executive roles, including as Chief Financial Officer and Chief Accounting Officer of D‑Wave Systems, a quantum computing company, from March 2013 to September 2014 and as Chief Financial Officer of Pandora Media Inc., a provider of personalized internet radio and music discovery service, from March 2010 to December 2012. From 2009 to March 2010, Mr. Cakebread was a Principal with J. Stevens & Co. LLC, a consulting company. From February 2009 to December 2009, Mr. Cakebread served as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of Xactly Corporation, a provider of on‑demand sales performance management software. Mr. Cakebread also served as President and Chief Strategy Officer of Salesforce, a customer relationship management service provider, from March 2008 to February 2009, and as Chief Financial Officer of Salesforce from May 2002 to March 2008. He previously served as a member of the boards of directors of ServiceSource International, Inc. from 2010 to December 2017, Solar Winds from January 2008 to February 2016, Care.com from December 2013 to November 2014 and eHealth from June 2006 to June 2012. Mr. Cakebread holds a B.S. in Business from the University of California, Berkeley, and a M.B.A. from Indiana University.
Tom Dixon has served as our Chief Technology Officer since February 2017 and served as our Chief Operating Officer from February 2010 until February 2017. Prior to joining Yext, Mr. Dixon co‑founded several private software companies, including justatip.com and Intwine, and also served as the Chief Information Officer at Datran Media following its acquisition of Intwine. Mr. Dixon holds a B.A. in Philosophy from Princeton University.
James Steele has served as our President and Chief Revenue Officer since January 2017. Mr. Steele joined our Board of Directors in November 2016 and subsequently resigned from our Board of Directors in connection with his hiring in January 2017. Mr. Steele previously served as the President of InsideSales.com, a privately held provider of sales acceleration platforms, from January 2015 until January 2017. Prior to that time, from 2002 to December 2014, Mr. Steele served in various positions at Salesforce, including as the Chief Customer Officer and the President of Worldwide Sales, and before that he served in various management positions for more than 20 years at IBM, a technology and consulting company. Mr. Steele has also served as a member of the board of directors of Instructure, a publicly held software company, since October 2016 and also served as a member of the board of directors of IntraLinks Holdings, a publicly held software company, from September 2016 until its acquisition by Synchronoss Technologies in January 2017. Mr. Steele holds a B.S. in Civil Engineering from Bucknell University.
Process and Procedure for Compensation Decisions
Our compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. In addition, the compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Under its charter, our compensation committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. In fiscal 2018, the compensation committee retained Compensia, a national compensation consultant, to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation and to assess how our compensation practices compared to the  compensation practices of other companies, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.
Fiscal 2018 Summary Compensation Table
Our named executive officers for fiscal 2018, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

•	Howard Lerman, our Chief Executive Officer;

•	Steven Cakebread, our Chief Financial Officer; and

•	Tom Dixon, our Chief Technology Officer.
The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers in the years indicated. Although executive officers in fiscal 2017, Messrs. Cakebread and Dixon were not named executives officers in such year and their prior compensation was not previously disclosed.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non‑Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard Lerman	2018	$469,780	$2,769,750	—	$287,000	$31,485	$3,558,015
Chief Executive Officer	2017	395,742	—	$3,608,988	125,000	24,078	4,153,808
Steven Cakebread	2018	419,643	923,250	6,063,083	129,833	21,982	7,557,791
Chief Financial Officer
Tom Dixon	2018	440,179	4,102,300	—	129,833	18,026	4,690,338
Chief Technology Officer

(1)
The amounts in this column represent the aggregate grant‑date fair value of the award as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant‑date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018. These amounts may not correspond to the actual value that may be received by the named executive officers.

(2)	The amounts reported represent the target amounts payable in the applicable fiscal year under our executive bonus plan, as described in greater detail under “—Non‑Equity Incentive Plan Compensation.”

(3)	The amounts reported represent 100% of the premiums paid for participation in our employee welfare benefits plan. We do not fully pay premiums for all employees.
Non‑Equity Incentive Plan Compensation
We sponsored a fiscal 2018 executive bonus plan under the terms of our Employee Incentive Plan in which our named executive officers were participants. Bonuses are payable based on our achievement of specified company financial targets determined by the compensation committee. For fiscal 2018, the performance metrics were revenue and non-GAAP net loss. Our non-GAAP net loss is adjusted to exclude the effects of stock-based compensation expenses. For fiscal 2018, under our executive bonus plan, Mr. Lerman received a payment of $287,000, Mr. Cakebread received a payment of $129,833 and Mr. Dixon received a payment of $129,833.
Named Executive Officer Employment Arrangements
We have entered into a confirmatory employment letter with each of our named executive officers. The confirmatory employment letters have no specific term and provide that each named executive officer is an at‑will employee. The confirmatory employment letters also set forth the named executive officer’s initial base salary, initial annual target incentive payment and eligibility for the Company’s customary benefit plans, subject to the terms and conditions of such plans and programs.
Each named executive officer is eligible for severance and change of control‑related benefits as described under “—Change of Control — Change of Control and Severance Policy.”

Change of Control
Change of Control and Severance Policy. Our Board of Directors adopted a Change of Control and Severance Policy, or the Policy, which applies to each of our named executive officers. The Policy has a term of three years generally and automatically renews for additional one‑year terms, unless we provide notice of non‑renewal at least 60 days prior to the date of the automatic renewal. Under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or the named executive officer resigns for good reason, as such terms are defined in the Policy, during the period from 60 days prior to until twelve months following a change of control, as defined in the Policy, with such period being referred to as the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:

•	100% of the named executive officer’s then‑outstanding and unvested time‑based equity awards will become vested and exercisable;

•	a lump sum cash amount equal to six months (18 months for Mr. Lerman) of the named executive officer’s base salary;

•
a lump sum cash amount equal to (x) 100% (150% for Mr. Lerman) of the named executive officer’s target annual bonus plus (y) the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and

•
payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months (12 months for Mr. Lerman).

Further, under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or such named executive officer resigns for good reason any time other than during the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings: 15% of the named executive officer’s then‑outstanding and unvested time‑based equity awards will become vested and exercisable; continued payments of base salary for six months (12 months for Mr. Lerman); a lump sum cash amount equal to the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months (12 months for Mr. Lerman). To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, a named executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy and must continue to adhere to the named executive officer’s non‑competition, non‑disclosure, and invention assignment agreement.
If any of the payments provided for under the Policy or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after‑tax benefits to the named executive officer.
2016 Equity Incentive Plan. Our 2016 Equity Incentive Plan, or the 2016 Plan, provides that in the event of a merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If an outside director’s awards are assumed or substituted for in a merger or change in control and the service of such outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.
2008 Equity Incentive Plan. Our 2008 Equity Incentive Plan, or 2008 Plan, provides that in the event of a change in control, as defined under the 2008 Plan, the administrator may, in its sole and absolute discretion and without the need for the consent of any participant, take one or more of the following actions: accelerate the vesting of all outstanding options, in whole or in part, cause any or all outstanding restricted stock or restricted stock units to become non‑forfeitable, in whole or in part, provide for the substitution of awards, redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of a share on the date of the change in control, cancel any option in exchange for cash and/or other substitute consideration with a value equal to the number of shares subject to the option multiplied by the difference between the fair market value per share on the date of the change in control and the exercise price of that option (provided that if the fair market value is not greater than the exercise price, the option may be cancelled without any payment therefor), or cancel any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value per share on the date of the change in control.
Outstanding Equity Awards at Fiscal 2018 Year‑End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2018.

		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Howard Lerman	6/12/2017 (1)	—	—	—	—	225,000	$2,711,250
	4/28/2016 (2)	481,250	618,750	$6.11	4/28/2026	—	—
Steven Cakebread	12/21/2017 (3)	—	1,000,000	12.47	12/21/2027	—	—
	6/12/2017 (1)	—	—	—	—	75,000	903,750
	4/28/2016 (2)	78,750	101,250	6.11	4/28/2026	—	—
	9/10/2015 (4)	116,666	83,334	5.00	9/10/2025	—	—
	10/23/2014 (5)	792,500	187,500	3.06	10/1/2024	—	—
Tom Dixon	12/21/2017 (6)	—	—	—	—	250,000	3,012,500
	6/12/2017 (7)	—	—	—	—	80,000	964,000
	4/28/2016 (2)	87,500	112,500	6.11	4/28/2026	—	—
	5/31/2013 (8)	500,000	—	2.27	5/31/2023	—	—
	3/2/2010 (9)	474,985	—	1.83	3/2/2020	—	—

(1)
One-seventh of the shares subject to award vests on June 20, 2019 and then quarterly thereafter on each of September 20, December 20, March 20 and June 20 thereafter, in each case subject to the executive's continued service on each such date, until the award is fully vested on December 20, 2020.

(2)
One-fourth of the shares subject to the option vested on April 22, 2017, and one thirty-sixth of the remaining shares subject to the option vest monthly thereafter, in each case subject to the executive’s continued service on each such date.

(3)
One-twentieth of the shares subject to award vests on March 20, 2018 and then quarterly thereafter on each of June 20, September 20, December 20 and March 20 thereafter, in each case subject to the executive's continued service on each such date, until the award is fully vested on December 20, 2022.

(4)
One-fourth of the shares subject to the option vested on September 10, 2016, and one thirty-sixth of the remaining shares subject to the option vest monthly thereafter, in each case subject to the executive’s continued service on each such date.

(5)
One-fourth of the shares subject to the option vested on October 1, 2015, and one thirty-sixth of the remaining shares subject to the option vest monthly thereafter, in each case subject to the executive’s continued service on each such date.

(6)
One-sixteenth of the shares subject to award vests on March 20, 2018 and then quarterly thereafter on each of June 20, September 20, December 20 and March 20 thereafter, in each case subject to the executive's continued service on each such date, until the award is fully vested on December 20, 2021.

(7)
One-eleventh of the shares subject to award vests on June 20, 2018 and then quarterly thereafter on each of September 20, December 20, March 20 and June 20 thereafter, in each case subject to the executive's continued service on each such date, until the award is fully vested on December 20, 2020.

(8)	One-fourth of the shares subject to the option vested on May 31, 2014, and one thirty-sixth of the remaining shares subject to the option vested monthly thereafter.

(9)	One-fourth of the shares subject to the option vested on March 2, 2011, and one thirty-sixth of the remaining shares subject to the option vested monthly thereafter.
Fiscal 2018 Equity Awards
On June 12, 2017, the compensation committee, following a review of the Company’s executive compensation program, approved the grant of 225,000 restricted stock units to Mr. Lerman, 75,000 restricted stock units to Mr. Cakebread and 80,000 restricted stock units to Mr. Dixon. One-seventh of the shares subject to award with respect to the awards for Mr. Lerman and Mr. Cakebread vest on June 20, 2019 and then quarterly thereafter on each of September 20, December 20, March 20 and June 20, in each case subject to the executive’s continued service on each such date, until the award is fully vested on December 20, 2020. With respect to Mr. Dixon’s award, one-eleventh of the shares subject to award vest on June 20, 2018 and then quarterly thereafter on each of September 20, December 20, March 20 and June 20, in each case subject to the executive’s continued service on each such date, until the award is fully vested on December 20, 2020.
On December 21, 2017, the compensation committee approved the grant of options to purchase 1,000,000 shares of the Company’s common stock to Mr. Cakebread.  The stock options have an exercise price equal to $12.47 per share, which was the closing price of the Company’s common stock as reported by the New York Stock Exchange on the date of grant.  50,000 shares subject to the option will vest on March 20, 2018 and then quarterly thereafter on each June 20, September 20, December 20 and March 20, in each case subject to Mr. Cakebread’s continued service on each such date, until the grant is fully vested on December 20, 2022.  On the same date, the compensation committee approved the grant of 250,000 restricted stock units to Mr. Dixon. 15,625 shares subject to award vested on March 20, 2018 and an equal amount vests quarterly thereafter on each June 20, September 20, December 20 and March 20, in each case subject to Mr. Dixon’s continued service on each such date, until the award is fully vested on December 20, 2021.
The grants of restricted stock units and options described above were made pursuant to the 2016 Plan and are subject to all provisions of the 2016 Plan and the applicable award agreements under which they were granted. The vesting provisions of the equity awards are subject to the provisions of the Policy, as described above under “—Named Executive Officer Employment Arrangements—Change of Control—Change of Control and Severance Policy.”
401(k) Plan
We maintain a tax‑qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax‑advantaged basis. Eligible employees are able to participate in the 401(k) plan on the date they meet the 401(k) plan’s eligibility requirements. All participants’ interests in their deferrals are 100% vested when contributed.

The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants, although to date we have not made any such contributions.
Indemnification
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Person Transactions – Transactions and Relationships with Directors, Officers and 5% Stockholders – Indemnification of Officers and Directors.”
COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table sets forth information concerning compensation earned by the non‑employee members of our Board of Directors in fiscal 2018. Howard Lerman, our Chief Executive Officer, and Brian Distelburger, our President, are also directors but do not receive any additional compensation for their services as a director. Information concerning the compensation earned by Mr. Lerman is set forth in the section titled “Executive Compensation.”

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)(3)		Total ($)
Michael Walrath	$49,065	$136,322		$185,387
Phillip Fernandez	44,062	136,322		180,384
Jesse Lipson	30,043	136,322		166,365
Jules Maltz(4)	—	—		—
Julie Richardson	40,057	136,322		176,379
Andrew Sheehan	38,054	136,322		174,376
Tamar Yehoshua(5)	9,946	305,678	(6)	315,624

(1)	Represents cash retainers earned during the fiscal year ended January 31, 2018 after our initial public offering when our Outside Director Compensation Policy, as described below, went into effect.

(2)
Represents the aggregate grant-date fair value of the awards as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018. These amounts may not correspond to the actual value that may be received by the independent directors.

(3)
All directors, other than Ms. Yehoshua, were granted 10,845 restricted stock units, or in the case of Mr. Walrath, restricted stock awards, on June 13, 2017. All of the shares subject to the awards shall vest on June 20, 2018, subject to the director's continued service to the Company on such date.

(4)	Mr. Maltz served as a director until his resignation in March 2017.

(5)	Ms. Yehoshua joined the Board of Directors on October 2, 2017.

(6)
Represents the aggregate grant-date fair value of 22,727 restricted stock units granted in connection with Ms. Yehoshua joining the Board of Directors on October 2, 2017. One-third of the shares subject to award shall vest on October 2, 2018, and then annually thereafter on each October 2, subject to Ms. Yehoshua's continued service to the Company on such date until the award is fully vested on October 2, 2020.

We also reimburse our non‑employee directors for their reasonable out‑of‑pocket costs and travel expenses in connection with their attendance at Board of Directors and committee meetings.

The following table lists all outstanding options, restricted stock and restricted stock unit awards held by our non‑employee directors as of January 31, 2018:

Name	Option Awards (#)	Stock Awards (#)
Michael Walrath	1,572,538	12,690	(1)
Phillip Fernandez	200,000	12,502	(2)
Jesse Lipson	—	10,845
Jules Maltz	—	—
Julie Richardson	245,000	10,845
Andrew Sheehan	—	10,845
Tamar Yehoshua		22,727

(1)	Includes 1,845 restricted stock awards received in lieu of cash compensation.

(2)	Includes 1,657 restricted stock units received in lieu of cash compensation.
Outside Director Compensation Policy
In March 2017, our Board of Directors adopted our Outside Director Compensation Policy. Members of our Board of Directors who are not employees are eligible for awards pursuant to our Outside Director Compensation Policy.
Under our Outside Director Compensation Policy, non‑employee directors will receive compensation in the form of cash and/or equity, as described below:
Cash Compensation
Each non‑employee director is eligible to receive the following annual cash retainers for certain board and/or committee service:

•	$30,000 per year for service as a member of our Board of Directors;

•	$20,000 per year additionally for service as chair of our Board of Directors;

•	$20,000 per year additionally for service as chair of the audit committee;

•	$10,000 per year additionally for service as a member of the audit committee (other than chair);

•	$15,000 per year additionally for service as chair of the compensation committee;

•	$7,500 per year additionally for service as a member of the compensation committee (other than chair);

•	$7,500 per year additionally for service as chair of the nominating and corporate governance committee; and

•	$3,750 per year additionally for service as a member of the nominating and corporate governance committee (other than chair).
Cash retainers will be paid quarterly in arrears on a pro‑rated basis. Our non‑employee directors can elect to receive cash compensation in the form of equity awards.

Equity Compensation
Non‑employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Equity Incentive Plan, or the 2016 Plan, including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy will be automatic and non‑discretionary.
Upon joining our Board of Directors, each newly‑elected non‑employee director will receive an initial equity award, or the initial award, under our 2016 Plan with a value of approximately $300,000. This initial award will vest in approximately equal installments annually over a three‑year period, subject to continued service through each vesting date. The initial award will be in the form of restricted stock or restricted stock units.
On the date of each annual meeting of stockholders following the effectiveness of our Outside Director Compensation Policy, each non‑employee director who is continuing as a director following the applicable meeting will be granted an annual equity award, or the annual award, under our 2016 Plan with a value of approximately $150,000, provided the non‑employee director has served on our Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one‑year anniversary of the date of grant. For calendar year 2017, we granted an annual award at the regularly scheduled meeting of our Board of Directors in June 2017. A non‑employee director may defer the settlement of vested equity awards until his or her separation from our Board of Directors.
Notwithstanding the vesting schedules described above, the vesting of all equity awards granted to a non‑employee director, including any award granted outside of our Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in our 2016 Plan).
Our 2016 Plan contains maximum limits, which were approved by our stockholders, on the size of the equity awards that can be granted to each of our non‑employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non‑employee directors in the future.
Indemnification
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Person Transactions – Transactions and Relationships with Directors, Officers and 5% Stockholders – Indemnification of Officers and Directors.”

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018 for:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

This table is based on information provided to us or filed with the SEC by our directors and director nominees, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2018 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 95,408,276 shares of common stock outstanding as of March 31, 2018.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Yext, Inc. 1 Madison Avenue, 5th Floor, New York, New York 10010.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Directors and Named Executive Officers:
Howard Lerman(1)	7,247,462	7.6%
Steven Cakebread(2)	1,027,916	1.1
Tom Dixon(3)	1,016,915	1.1
Michael Walrath(4)	3,625,105	3.7
Brian Distelburger(5)	5,012,437	5.2
Phillip Fernandez(6)	105,555	*
Jesse Lipson	303,845	*
Julie Richardson(7)	312,500	*
Andrew Sheehan(8)	1,831,932	1.9
Tamar Yehoshua	—	*
All executive officers and directors (11 persons)(9)	20,898,417	20.8
Five Percent Stockholders:
Entities and individuals affiliated with FMR LLC(10)	10,946,049	11.5
Entities and individuals affiliated with Insight Venture Partners(11)	7,710,621	8.1
Brent Metz(12)	6,470,806	6.8

*	Represents beneficial ownership of less than 1%.

(1)	Includes 572,916 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2018.

(2)	Includes 1,027,916 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2018.

(3)	Includes 979,151 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2018.

(4)
Consists of (a) 2,034,769 shares held by a limited liability company over which Mr. Walrath has sole voting and dispositive control, (b) 17,798 shares of restricted stock, of which 12,690 shares vest on June 20, 2018 and 5,108 shares vest on March 20, 2019 and (c) 1,572,538 shares subject to options and warrants held by Mr. Walrath that are immediately exercisable or exercisable within 60 days of March 31, 2018.

(5)	Includes 260,416 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2018.

(6)	Includes 105,555 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2018.

(7)
Includes (a) 245,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2018, (b) 15,000 shares held by the Jack Douglas Richardson 2010 Trust, of which Ms. Richardson is a trustee, (c) 26,250 shares held by the Charles Matthew Richardson 2006 Trust, of which Ms. Richardson is a trustee, and (d) 26,250 shares held by the Lucas Matthew Richardson 2008 Trust, of which Ms. Richardson is a trustee.

(8)
Consists of (a) 1,000,000 shares held by Tippet Venture Partners II, L.P. , a limited partnership controlled by Mr. Sheehan as the managing director of its general partner, (b) 447,048 shares held by Tippet Venture Partners, L.P., a limited partnership controlled by Mr. Sheehan as the managing director of its general partner, (c) 263,671 shares held by the Sheehan 2003 Trust, of which Mr. Sheehan is a co‑trustee, (d) 78,140 shares held by Sutter Hill Management Company, L.L.C. ("SHM") and (e) 43,073 shares held by Sutter Hill Ventures, a California Limited Partnership ("SHV"). SHV has voting and dispositive power over the shares held by SHM, and Mr. Sheehan is a trustee of a trust which is a member of SHM.  The shares held by SHV are held as a nominee on behalf of, and for the exclusive benefit of, a trust (of which Mr. Sheehan is a trustee), which is a member of the general partner of SHV.  The address of these beneficial owners is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304-1005.

(9)	Includes 5,178,242 shares subject to options that are immediately exercisable or exercisable within 60 days of the Beneficial Ownership Date.

(10)
Based on a Schedule 13G/A filed with the SEC on February 13, 2018, FMR LLC may be deemed to beneficially own 10,946,049 shares, with the sole the power to vote or direct the vote of 190 shares and the sole power to dispose or to direct the disposition of 10,946,049 shares. The address for this beneficial owner is 245 Summer Street, Boston, Massachusetts 02210.

(11)
Based on a Schedule 13G filed with the SEC on February 12, 2018, consists of (i) 4,784,654 shares held of record by Insight Venture Partners VIII, L.P.; (ii) 1,237,656 shares held of record by Insight Venture Partners (Cayman) VIII, L.P.; (iii) 170,760 shares held of record by Insight Venture Partners VIII (Co‑Investors), L.P.; and (iv) 1,517,551 shares held of record by Insight Venture Partners (Delaware) VIII, L.P. Insight Holdings Group, LLC (“Holdings”) is the sole shareholder of Insight Venture Associates VIII, Ltd. (“IVA Ltd”). IVA Ltd is the general partner of Insight Venture Associates VIII, L.P. (“IVA LP”), which is the general partner of Insight Venture Partners VIII, L.P., Insight Venture Partners (Cayman) VIII, L.P., Insight Venture Partners VIII (Co‑Investors), L.P. and Insight Venture Partners (Delaware) VIII, L.P. (collectively “Fund VIII”). Holdings, IVA Ltd. and IVA LP have shared power to vote and dispose of the shares. The address for these beneficial owners c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, NY, 10036.

(12)
Based on a Schedule 13G filed with the SEC on January 10, 2018. The address for this beneficial owner is  c/o Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, 18th Floor, New York, New York 10176.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of greater than 10 percent of our common stock (the “Reporting Persons”) to file reports of holdings and transactions in Yext common stock with the SEC and the New York Stock Exchange.
Based solely on these reports and other information provided to us by the Reporting Persons, we believe that all Reporting Persons timely filed the required reports during fiscal year 2018.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Transactions with Related Persons
Our Board of Directors has adopted a written related party transaction policy setting forth the policies and procedures for the review, approval and ratification of related person transactions. A related person transaction refers to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, or any proposed transaction, arrangement or relationship, in which we (including any of our subsidiaries) are a participant and in which any related person has, had or will have a direct or indirect material interest and the aggregate amount involved exceeds $120,000, subject to the exceptions set forth in Item 404 of Regulation S‑K under the Securities Act of 1933, as amended. A related person refers to our directors, director nominees and executive officers, any person or entity known by us to be the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing.
Related person transactions are reviewed, approved and ratified by the audit committee of our Board of Directors. The audit committee of our Board of Directors will be provided with the details of each related person transaction (or proposed related person transaction), including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related person. In the event our management determines that it is impractical or undesirable to wait until a meeting of the audit committee to consummate a related person transaction, the chairman of the audit committee may approve such transaction. Any such approval must be reported to the audit committee at its next regularly scheduled meeting.
In determining whether to approve or ratify a related person transaction, the audit committee (or the chairman of the audit committee, if applicable) will consider, among other factors, the following factors to the extent relevant to the related person transaction: whether the terms of the related person transaction are fair to our company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; whether there are business reasons for us to enter into the related person transaction; whether the related person transaction would impair the independence of an outside director; and whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant. After considering all such facts, circumstances and factors, our audit committee determines whether approval or ratification of the related person transaction is in our best interests. Any member of the audit committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related person transaction. The audit committee shall update the Board of Directors with respect to any related person transactions as part of its regular updates to the Board of Directors regarding audit committee activities.
If a related person transaction is of the type that will be ongoing, the audit committee may establish guidelines for us to follow in our ongoing dealings with the related person, and the audit committee shall review and assess such ongoing relationships. A related person transaction entered into without pre‑approval of the audit committee shall not be deemed to violate our related person transaction policy, or be invalid or unenforceable, so long as the transaction is brought to the audit committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy, and the transaction is ratified by the audit committee.
Transactions and Relationships with Directors, Officers and 5% Stockholders
The following is a summary of related person transactions since February 1, 2017 to which we have been a participant and in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Compensation of Non-Employee Directors.”
Investors’ Rights Agreement
We and certain of our stockholders are party to an investors’ rights agreement which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be included in a registration statement that we are otherwise filing. Messrs. Lerman and Distelburger, our other co-founder, Brent Metz, the Sheehan 2003 Trust, WGI Group, LLC, of which Michael Walrath, a member of our Board of Directors, is a partner, and entities and affiliates of each of Insight Venture Partners, Marker Financial Advisors LLC, Institutional Venture Partners and Sutter Hill Ventures are parties to the investors’ rights agreement; however, pursuant to the terms of the agreement, demand and piggyback registration rights have terminated with respect to the stockholders party to the agreement, other than Messrs. Lerman, Distelburger and Metz, the Sheehan 2003 Trust, and entities and affiliates of Sutter Hill Ventures, as the securities of these other investors may be sold without restriction under Rule 144.
For the remaining investors party to the agreement, the registration rights provisions of this agreement provide those stockholders with certain demand and piggyback registration rights with respect to the shares of common stock issued to them upon conversion of our convertible preferred stock in connection with our initial public offering and certain other common stock held by such stockholders. Messrs. Lerman, Distelburger and Metz, cannot initiate a request for registration, but they have limited rights to include their shares of common stock in a registration in which all holders of registrable securities pursuant to the investors’ rights agreement are permitted to participate.
Demand Registration Rights
Certain holders of shares of our common stock have the right to demand that we file a registration statement on Form S-1. These registration rights are subject to specified conditions and limitations, including our right to defer such requests under certain circumstances, our right to deny such requests after we have effected two such registrations, and the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use our commercially reasonable efforts to effect the registration as soon as reasonably possible.
Piggyback Registration Rights
If we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, certain holders of shares of our common stock will each be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specific circumstances.
Registration on Form S-3
At any time after we become eligible to file a registration statement on Form S-3, certain holders of shares of our common stock will be entitled, upon their request, to have such shares registered by us on a Form S-3 registration statement. This registration on Form S-3 is subject to specific conditions and limitations, including that such requested registration has an anticipated aggregate offering size to the public of at least $3.0 million and we have not already effected two registrations on Form S-3 within the preceding twelve month period. Upon such a request, we will be required to use our commercially reasonable efforts to effect the registration as soon as reasonably possible.
Expenses of Registration
We will pay all expenses relating to any demand, piggyback or Form S-3 registrations, other than underwriting discounts, commissions and stock transfer taxes, subject to specified conditions and limitations.

Termination of Registration Rights
The registration rights granted under the investors’ rights agreement, including the limited rights granted to Messrs. Lerman, Distelburger and Metz, will terminate upon the earliest to occur of (i) such date on or after the closing of our initial public offering when all of a holder’s registrable securities could be sold without restriction under Rule 144 and (ii) April 12, 2022.
Indemnification of Officers and Directors
Our certificate of incorporation and bylaws limit the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation and our bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us.
We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses, including attorney’s fees, judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions contained in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

PROPOSALS REQUIRING YOUR VOTE
ITEM 1 — Election of Class I Directors
Number of Directors; Board Structure
Our Board of Directors currently consists of eight members. Our directors are divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires.
The terms of the Class I directors, Howard Lerman, Brian Distelburger and Julie Richardson, expire at the Annual Meeting. The Class II directors and will serve until our annual meeting of stockholders in 2019. The Class III directors and will serve until our annual meeting of stockholders in 2020.
Nominees
As recommended by the nominating and corporate governance committee, the Board has nominated each of Messrs. Distelburger and Lerman and Ms. Richardson for election as a Class I director. For information concerning the nominees, please see "Directors and Corporate Governance—Board Composition".
The Class I directors elected at this Annual Meeting will continue in office until our Annual Meeting of Stockholders in 2021 and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of Messrs. Distelburger and Lerman and Ms. Richardson, unless you indicate on the proxy card that your vote should be cast against any of them. Under SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.
Each of the Class I directors has consented to be named as a nominee in this proxy statement and to serve if elected. If any nominees is not able to serve, proxies may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.
Recommendation of our Board
The Board of Directors unanimously recommends a vote FOR the election of each of Brian Distelburger, Howard Lerman and Julie Richardson as a Class I director.
ITEM 2 — Ratification of Independent Registered Public Accounting Firm
The audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2019. During the fiscal year ended January 31, 2018, Ernst & Young LLP served as our independent registered public accounting firm.
We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Recommendation of our Board
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.
Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended January 31, 2017 and 2018 and fees billed for audit-related, tax, and other services rendered by Ernst & Young LLP during those periods. All of these fees were approved by the audit committee.

	2017	2018
Audit fees(1)	$2,434,370	$1,058,686
Audit-related fees(2)	229,817	103,086
Tax fees	—	—
All other fees	—	—
Total fees	$2,664,187	$1,161,772
(1) Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements included in our periodic filings and registration statements, review of our quarterly financial statements and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2) Audit-related fees consisted principally of services rendered in connection with service organization control examinations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the audit committee charter and policy, the audit committee pre-approves an annual program of work for audit services and permissible non-audit services. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.
Audit Committee Report
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing standards and rules and regulations of the SEC. The audit committee operates under a written charter approved by our board of directors, which is available on the Investor Relations section of the Company’s website at investors.yext.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to Yext’s financial reporting process, Yext’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Yext’s consolidated financial statements. Yext’s independent registered public accounting firm, Ernst & Young LLP, or Ernst & Young, is responsible for performing an independent audit of Yext’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Yext’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements for fiscal year 2018 with management of Yext;
•discussed with Ernst & Young, Yext’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB;
•received the written disclosures and the letters from Ernst & Young, as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young, that firm’s independence.

Based on the audit committee’s review of the audited financial statements and the various discussions with management and Ernst & Young, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2018 for filing with the SEC.
The Audit Committee
Julie Richardson (Chair)
Phillip Fernandez
Andrew Sheehan
This report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Yext under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Yext specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

TRANSACTION OF OTHER BUSINESS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
Under the rules of the SEC, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2019 Annual Meeting of Stockholders, all applicable requirements for Rule 14a-8 under the Exchange Act must be satisfied and the proposal must be received by us at our principal executive offices at 1 Madison Avenue, 5th Floor, New York, New York 10010, to the attention of the Corporate Secretary, no later than December 27, 2018.
Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at the 2019 Annual Meeting of Stockholders rather than for inclusion in the proxy materials, or would like to nominate a person as a candidate for election to the Board of Directors at the 2019 Annual Meeting of Stockholders, the stockholder must follow certain procedures contained in our bylaws. Stockholders may request a free copy of our bylaws from:
Yext, Inc.
Attn: Corporate Secretary
1 Madison Avenue, 5th Floor
New York, New York 10010
Under the bylaws, notice of a nomination or other business must be delivered to the Corporate Secretary no later than the close of business on March 12, 2019 and no earlier than the close of business on February 10, 2019. If the date of our 2019 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the date of the 2018 Annual Meeting of Stockholders, notice must be delivered to the Corporate Secretary not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting of Stockholders nor later than the close of business on the later of (i) the 90th day prior to the 2019 Annual Meeting of Stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Stockholders is first made. Nominations and the proposal of other business also must satisfy other requirements set forth in the bylaws. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal or nomination not made in compliance with the foregoing procedures.
If a stockholder fails to comply with the forgoing deadlines established under the bylaws, the Company will have discretionary authority to vote shares under proxies we solicit when and if the nomination or other business is raised at the Annual Meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and Notice of Internet Availability to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and Notice of Internet Availability, please notify us by sending a written request to 1 Madison Avenue, 5th Floor, New York, New York 10010, Attention: Corporate Secretary, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

YEXT, INC.
1 MADISON AVE 5TH FLOOR
NEW YORK, NY 10010

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Class I Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees**

01 Howard Lerman 02 Brian Distelburger 03 Julie Richardson

**The Board of Directors recommends you vote FOR the following proposal:**

| | For | Against | Abstain |
|---|---|---|---|
| 2 Ratify the appointment of Ernst & Young LLP as Yext, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2019. | ☐ | ☐ | ☐ |

**NOTE**: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000379878_1 R1.0.1.17

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

**YEXT, INC.**
**Annual Meeting of Shareholders**
**June 12, 2018 10:00 AM**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Howard Lerman, Steve Cakebread and Ho Shin, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of YEXT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, EST on June 12, 2018, at The New York Edition at 5 Madison Avenue, New York, NY 10010, and any adjournment or postponement thereof, and with discretionary authority over such other matters as may be properly presented at the meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

Address change/comments:

________________________________________

________________________________________

________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**

0000379878_2 R1.0.1.17